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                                                                   EXHIBIT 10.33

PAY FOR PERFORMANCE PLAN

GOAL

Our goal at Network Associates is to link individual performance to the Corporate mission and objectives and to specific Product Lines/Departmental objectives to achieve a workplace of high-performing individuals and groups who take responsibility for their work.

INTRODUCTION

Performance enhancement at Network Associates is a continuous process that includes setting expectations, providing ongoing feedback, holding managers and staff accountable, and developing professional skills and abilities at all levels. The Pay for Performance Plan describes a way of managing staff that is intended to create an environment at Network Associates that values and encourages ongoing innovation, improvement, and enhancement of the work performance of each individual.

LINKAGE OF THE PERFORMANCE MANAGEMENT PROCESS TO NETWORK ASSOCIATES' MISSION AND STRATEGIC GOALS

The strategic vision of Network Associates is to be the World Leader in Security and Availability for E-Business. In order to make demonstrated progress toward Network Associates' objectives, each Product Line and/or Department must develop unique long-term and short-term goals and strategies that are consistent with the mission of the Company.

The Pay for Performance process should explicitly link an employee's performance plan to the Company's strategic vision by aligning the performance plan with their respective Product Line or Department's long-term goals. This alignment enables an employee to measure his/her performance contribution not only in terms of skills, competencies, and outcomes and how his/her individual position contributes to achieving the goals of the Product Line and Department, but also in terms of a positive contribution to the strategic direction of the Company.

HOW THE PLAN WORKS

Employees Below the Director Level

The Network Associates Pay for Performance Plan provides for a possible 8% bonus payout award based on two pay components:

o up to 4% Management By Objective (MBO) paid quarterly (1% of annual base salary) based on achievement against the quarterly MBOs and

o an additional 4% may be funded based on the company meeting its pro-forma earnings per share estimates for the calendar year in which performance occurred, paid after annual earnings close out date of December 31st annually.


Employees at and Above the Director Level

The Network Associates Pay for Performance Plan provides for bonuses payout awards that range between 20% and 50% of annual base salary, depending on the employee's level of responsibility. Above the VP level bonuses range from 30% up to 100% for certain of our most senior executives. For sales employees bonuses are measured as a percent of total on target earnings. Bonuses are paid pro rata on a quarterly basis based on MBO's. The company meeting certain earnings targets is a component of the bonus for some employees at and above the Director level.

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Payment of Bonus awards

The quarterly bonus award is not earned until the last day of the quarter. Employees must be actively employed or on an approved leave of absence on the last business day of the quarter to receive the quarterly bonus award. Employees who terminate employment for any reason during the quarter or who are not "active" or on an approved leave of absence on the day the bonus award is earned are not entitled to the bonus award.

The annual bonus award is not earned until the last day of the year. Employees must be actively employed or on an approved leave of absence on the last business day of the year to receive the annual bonus award. Employees who terminate employment for any reason during the year or who are not "active" or on an approved leave of absence on the last business day of the year are not entitled to the bonus award. All active non-sales, regular full-time employees must have been hired on or before November 1st of the calendar year, and must be employed on the last business day of the year. Employees hired between January 1st and November 1st will receive a pro-rated bonus award.